-----------                                        -----------------------------
| FORM 5  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).
 --
|  | Form 3 Holdings Reported
 --
 --
|  | Form 4 Transactions Reported
 --

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Green,          Jay               M.          |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    50 Briar Hollow Lane, West 7th Floor          |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Houston,       Texas          77027          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   December, 1997
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |        Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |     X  Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
                 |          Vice President and           |     Form filed by
                 |   Director of Shareholder Relations   | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock, Par Value $.01                   |    1/10/97 - 12/23/97
--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
----------------------------|---------------------------------------------------
    Code   |       V        |       Amount     |   (A) or (D)    |   Price
-----------|----------------|------------------|-----------------|--------------
(a)  I     |                |    845           |        A        |16.25-24.96875
--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Issuer's    |      Indirect (I)      |      Ownership
     Fiscal Year           |      (Instr. 4)        |      (Instr. 4)
     (Instr. 3 and 4)      |                        |
---------------------------|------------------------|---------------------------
(a)     36,961             |            D           |
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T     |   V   |     (A)     |     (D)       |   Date        | Expiration
           |       |             |               | Exercisable   |      Date
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
                                   |                |
-----------------------------------|----------------|---------------------------
                                   |                |
--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of the    |      Security: Direct |      Ownership
     Year (Instr. 4)        |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
                            |                       |
----------------------------|-----------------------|---------------------------
                            |                       |
--------------------------------------------------------------------------------



Note to Table I:

     All share and per share amounts have been adjusted to reflect the two-for-one stock split in the form of a dividend which was effective December 12, 1997.




                                    /s/Jay M. Green
                                    by Marcia H. Kendrick              02/13/98
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).